Exhibit 99.2
ProLogis Prices Convertible Senior Notes
DENVER, March 20, 2007 /PRNewswire-FirstCall via COMTEX News Network/ — ProLogis (NYSE: PLD) announced today that it has priced an offering of $1.1 billion aggregate principal amount of 2.25% convertible senior notes due 2037. The Company also has granted to the initial purchasers an option to purchase up to an additional $150 million aggregate principal amount of notes.
The notes are senior unsecured obligations of ProLogis. The Company plans to use the proceeds from the sale of the notes to repay a portion of the outstanding balance under its revolving lines of credit and for general corporate purposes.
The notes will bear interest at a rate of 2.25% per annum and mature on April 1, 2037. Prior to February 1, 2012, upon the occurrence of specified events, the notes will be convertible at the option of the holder into cash, common shares or a combination of cash and common shares, at the election of the Company, at an initial conversion rate of 13.0576 shares per $1,000 principal amount of notes. The initial conversion price of approximately $76.58 represents a 20% premium to the closing price of the Company’s common shares on March 20, 2007. On and after February 1, 2012, the notes will be convertible at any time at the option of the holder into cash, common shares, or a combination of cash and common shares, at the election of the Company, at the initial conversion rate. The initial conversion rate is subject to adjustment in certain circumstances.
On or after April 5, 2012, the Company may at its option redeem all or part of the notes for cash, provided that the Company must make at least 10 semi-annual interest payments (including the interest payments on October 1, 2007 and April 1, 2012) in full before redeeming any notes. The Company may also redeem all of the notes at any time prior to maturity to the extent necessary to preserve ProLogis’ status as a real estate investment trust. Holders may require the Company to repurchase the notes for cash in full on April 1 of 2012, 2017, 2022, 2027 and 2032 and at any time prior to their maturity upon a fundamental change. In connection with any redemption or repurchase, the redemption or repurchase price will be equal to 100% of the principal amount of the notes being redeemed or repurchased plus any accrued and unpaid interest.
The notes will be sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The notes and the common shares issuable upon conversion of the notes have not been registered under the Securities Act of 1933, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state laws. This release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
About ProLogis
ProLogis is the world’s largest owner, manager and developer of distribution facilities, with operations in 80 markets across North America, Europe and Asia. ProLogis’ customers include manufacturers, retailers, transportation companies, third-party logistics providers and other enterprises with large-scale distribution needs.
SOURCE ProLogis
Media, Arthur Hodges, +1-303-567-5667, ahodges@prologis.com, or Investors, Melissa Marsden, +1-303-567-5622, mmarsden@prologis.com, both of ProLogis
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